EXHIBIT 11

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                      Emerson Radio Corp. and Subsidiaries
                              Exhibit to Form 10-Q
                    Computation of Primary Earnings Per Share
                      (in thousands, except per share data)

                          Six Months Ended         Three Months Ended
                            September 30,             September 30,
                           1997       1996          1997        1996

Net earnings (loss)      $  (703)   $(10,766)     $ 2,019      $(6,043)

Preferred Stock
dividends                    245         350         N/A           175

Net earnings (loss)
   attributable to
   common shareholders   $  (948)   $(11,116)     $ 2,019      $(6,218)

Weighted average number
   of actual shares
   outstanding            41,487      40,274       42,372       40,295

Additional shares
   assuming conversion
   or exercise of:
   Preferred stock (a)         -           -       17,312            -

Weighted average number
   of common and common
   equivalent shares
   outstanding            41,487      40,274       59,684       40,295

Primary earnings (loss)
   per share             $ (0.02)    $ (0.28)     $  0.03      $ (0.15)

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(a)  Based  on the assumed conversion of $8 million of Series A Preferred  Stock into Common Stock at a price per share equal to 80% of the weighted average market value of a share of Common Stock, determined on a quarterly basis.
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